NORTH AMERICA (U.S. & CANADA) CODE OF ETHICS

FOR INTERNAL USE ONLY

NORTH AMERICA COMPLIANCE POLICY – FEBRUARY 2025

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Overview

Russell Investments (“we,” or the “Firm”) places the highest value on ethical business practices and has adopted the following North America Code of Ethics (the “NA Code of Ethics,” or the “Code”) which establishes the standards of business conduct that all associates in North America (“associates,” “you”) must follow. Our business is highly regulated, and the Firm is committed to complying with those regulations. In particular, both the U.S. Securities and Exchange Commission (“SEC”) and the Ontario Securities Commission (“OSC”) require that investment firms, such as Russell Investments, implement a written code of ethics designed to set forth standards of conduct and promote compliance with applicable securities laws.

This Code has been designed to satisfy this regulatory requirement and prevent our Firm and its associates from engaging in any act, practice, or course of business prohibited under applicable securities laws, rules, and regulations. This Code is intended to supplement the Firm’s Global Code of Conduct and support the Firm’s value statements, protect the interests of our clients, and reinforce the Firm’s reputation for non-negotiable integrity.

Each of us must recognize our obligations as individuals to understand and obey the laws that apply to us in the conduct of our duties at the Firm. We must keep in mind that we have a fundamental duty to put our clients’ interests first and that our behavior, including our personal activities, must avoid any actual or potential conflicts of interest or any abuse of our position of trust and responsibility as associates of the Firm. You must adhere to the requirements of the Code and all applicable laws, rules, and regulations—doing so is a fundamental part of your job at the Firm.

Compliance is responsible for administering the Code. If you have any questions regarding your obligations under this Code, please contact Compliance.

Persons Covered by the Code

This Code applies to all associates in North America, including partners, officers, or directors (or other persons occupying a similar status or performing similar functions), any person who has access to non-public information regarding any purchases or sales of securities on behalf of a client, any person who provides investment advice on behalf of the Firm and is subject to the Firm’s supervision and control, and any other person or group of persons as determined by Compliance (“Access Persons”).

All Access Persons are required to certify in writing upon hire and then annually thereafter that they have received a copy of the Code, have read and understand it, and agree to comply with its terms. Access Persons are also required, at least annually, to certify to information concerning their personal securities accounts, holdings, and transactions, including private securities transactions, outside business activities, gifts and entertainment, and other information as described in the Code. By certifying to the Code, you are also certifying that you agree to comply with all policies and procedures referenced in it. All certifications and reporting required under the Code must be made via ACA ComplianceAlpha (“Employee Compliance”).

Ethics Hotline

Under this Code, you are encouraged to promptly report any actual or suspected violations of the Code and any other Firm policies and guidelines to Compliance, either directly or via the Firm’s confidential Ethics Hotline.

The Ethics Hotline is available 24 hours a day, every day (including holidays) at 1-800-932-5378. The Ethics Hotline is answered by an outside agency which documents and relays reported matters to a central administrator for further investigation. The administrator coordinates and oversees investigations and follow-up and, if required, appropriate corrective action. Calls may be made anonymously if desired. Each caller is assigned a case number by the outside agency, which the caller may use to call back and receive a status report on his or her call.

You are required to cooperate fully with all investigations into reported and suspected violations and answer questions truthfully. Every effort will be made to ensure confidentiality while still allowing matters to be properly investigated and resolved. Retaliation, harassment, and any other adverse employment consequence against any individual who reports any actual or suspected violation in good faith is strictly prohibited. Any associate who retaliates against any other person who reports an actual or suspected violation in good faith may be subject to disciplinary action, up to and including termination of employment.

For the Firm’s complete policies and procedures regarding whistleblowing, refer to the Firm’s Global Code of Conduct and Global Whistleblowing Policy.

Compliance Violations

Any effort to conceal or cover up any violation of the Code is itself a violation. You are not authorized or required to carry out any order or request to engage in conduct which would violate the Code or any other Firm policies, or to cover up any violation. If you receive such an order or request, you must promptly report it.

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Any violation of the requirements set forth in this Code or the policies referenced in it may result in the imposition of such sanctions as the Firm may deem appropriate under the circumstances. Sanctions may include, among other actions, recertification that an associate has read and understood a policy, a letter of reprimand, adjustment to compensation, financial penalty, suspension, demotion, or termination of employment.

In addition to sanctions, the Firm may refer any violation to civil or criminal authorities as appropriate.

Conflicts of Interest

Conflicts of interest arise in situations where the Firm or a Firm associate has an incentive to serve personal interests or the interests of the Firm over the interest of a client, or the interest of one client over another, or the interest of an associate or group of associates over the interest of the Firm or any of its clients.

As a fiduciary we recognize that we are expected to eliminate or mitigate conflicts of interest and make full disclosure of all material conflicts of interest to our clients. To meet this standard, we expect our associates to act in the best interest of clients, avoid conflicts of interest where possible, and (at a minimum) identify all conflicts of interest so the Firm can take appropriate action. Potential conflicts of interest often arise in the ordinary course of business.

For further guidance regarding conflicts of interest, please refer to other sections of this Code, the Global Code of Conduct, the Global Conflicts of Interest Policy and other Firm policies.

Confidentiality and Privacy

Confidentiality is another fundamental duty we owe to our clients and fellow associates. We must keep all information about our clients and former clients in strict confidence, including their identity (unless they consent), financial circumstances, security holdings, as well as the advice furnished to them by us.

You are prohibited from disclosing any non-public information about any client, investments made by the Firm on behalf of any client, information about contemplated securities transactions, or information regarding the Firm’s trading strategies, to any person outside the Firm, except as required to effect securities transactions on behalf of a client or for other legitimate business purposes, or as required by law.

You must also protect and maintain the confidentiality of other sensitive, proprietary, and non-public, personal information which may come into your possession regarding the Firm, our associates, clients, distributors, vendors, and any other persons or entities. You must not disclose such information to any persons or entities outside of the Firm without prior authorization by the Firm’s senior management, or as mandated by law or regulation. The dissemination of such information within the Firm should be restricted only to those who have a “need to know” to facilitate a task or strategic project.

You should be particularly mindful of your obligations to protect confidential information related to:

•	Business strategies;

•	Product design or development plans (including fund closures and mergers);

•	Product distribution plans and the identity and nature of arrangements with potential business partners;

•	Client and fund information such as holdings, strategies or trading information, or any information about which a client requires confidentiality;

•	Private or non-public, personal information regarding clients and associates; and

•	Financial results, legal postures, strategies, or proceedings.

As an associate of the Firm, you may have access to non-public portfolio holdings information for the Firm’s mutual funds, Russell Investments Company, and/or Russell Investments Funds (“RIC/RIF”). You must maintain the confidentiality of this information and prevent its selective disclosure. Disclosure of non-public portfolio holdings information may only be made in accordance with RIC/RIF’s Policies and Procedures Regarding Disclosure of Portfolio Holdings. In general, RIC/RIF portfolio holdings information is considered to be public when available through public filings with regulators or disclosed on RussellInvestments.com.

You must contact Compliance and request prior approval to disclose RIC/RIF non-public portfolio holdings information, including disclosure to third-party vendors.

You are not obligated to disclose to the Firm any communications you may have with regulators regarding possible violations of the law or regulations. This Code, any Firm employment agreement, confidentiality agreement, or other Firm policy or agreement do not prohibit you from communicating directly with any regulator, national, federal, provincial, state, or local government agency, or commission (together, “the Firm’s Regulators”), without disclosing that communication to the Firm. Similarly, you are not prohibited from providing information—including documents not otherwise protected by law or privilege—to the Firm’s Regulators, without disclosing those documents to the Firm.

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If you become aware that the security of any confidential, sensitive, proprietary, or non-public personal information may have been compromised, lost, or stolen, you should promptly report the matter to Compliance.

Insider Trading and Front Running

Overview

From time to time, you may come into possession of material, non-public information (“MNPI”), including MNPI about public companies, private companies, and clients. Generally, information is considered “material” when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decision. Information is considered “non-public” until it has been disseminated broadly to investors in the marketplace.

You must contact Compliance if you believe you have received MNPI or if you are unsure as to whether the information in your possession is material or non-public. You may obtain MNPI as a result of your conversations with clients, managers, and other vendors and distributors who are (or are affiliated with) public companies. Additionally, you may obtain MNPI through knowledge about client and fund trading, client holdings, or manager changes and transitions.

Securities laws and regulations make it illegal to:

•	Trade on the basis of MNPI (i.e., insider trading);

•	Provide MNPI to others who may trade on the basis of such information (i.e., tipping); and

•	Take advantage of clients by purchasing or selling ahead of client orders (i.e., front running).

Accordingly, you are prohibited from trading, either personally or on behalf of others, including in accounts managed by the Firm, on the basis of MNPI or communicating MNPI to others in violation of the law or this Code.

The consequences of engaging in insider trading, tipping, and front running are severe and include sanctions or termination of employment by the Firm, as well as civil and criminal penalties. If you are not sure whether a securities transaction would violate the law or this Code because of non-public information in your possession, you should assume that the trade is not permitted until you consult with Compliance.

General Restrictions

If you are in possession of MNPI concerning any company, you must not purchase, sell, recommend, or direct the purchase or sale of any security of such company. If you communicate MNPI to another person or entity who trades in reliance on such information, you may be subject to sanctions as though you yourself bought or sold the securities. You must allow the information to be disclosed to the general public before taking any action on the basis of such information.

If you are in possession of MNPI about client or fund holdings or trading activity, you must adhere to any policies and procedures concerning the disclosure of such information. In addition, you must not purchase or sell any security if you know that the purchase or sale may take advantage of the market effect of purchases and sales of securities by the Firm or any Firm client or would otherwise compete with transactions of the Firm or any Firm client.

You must not disclose MNPI about client holdings or trading activity to any person inside or outside of the Firm, except:

•	To the extent the information has been made public;

•	As reasonably required in the regular course of your duties in furtherance of your obligations to the Firm or the Firm’s obligations to its clients;

•	As required by applicable law; or

•	As authorized by a senior member of the Legal or Compliance departments.

Compliance maintains a restricted list of companies (the “Restricted List”), in the event where the Firm or its associates may be in possession of MNPI on a specific issuer. You may not purchase, sell, recommend, or share your knowledge of the securities appearing on the Restricted List without prior approval from Compliance. If you are involved in a potential business transaction, business relationship, or any other activity that may result in possession of MNPI, or if you otherwise come into possession of MNPI, you must immediately notify Compliance so the company may be added to the Restricted List.

Personal Trading

To ensure that you trade in your personal investment accounts lawfully and in a manner which avoids actual or potential conflicts between your interests and the interests of the Firm and Firm clients, you must pre-clear certain securities transactions and report transactions and holdings to Compliance through Employee Compliance.

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The information below summarizes some of the more significant requirements that apply to personal trading accounts beneficially owned by you or your Related Persons (e.g., your spouse, family members living in your household, and/or other financial dependents):

•	You must disclose any account over which you and/or your Related Persons have trading authority and/or a direct or indirect beneficial interest;

•	You must submit initial (upon hire) and annual holdings reports (and, in some cases, quarterly transactions reports) subject to certain exceptions;

•	You must obtain prior approval for certain securities transactions, including any private securities transactions such as limited partnerships or private placements;

•

You are not permitted to purchase any security that you have sold within the past 60 days, nor to sell any security you have purchased within the past 60 days. This restriction resets with each new transaction (e.g., if you purchase Stock X on Day 1, and then make an additional purchase more Stock X on Day 10, you will be unable to sell any Stock X until 60 days have elapsed from Day 10);

•

You may be prohibited from trading a security if, at the time of the request for pre-clearance, the security is being purchased or sold for a Firm fund or client account. This prohibition applies when there is an open order on the trading desk and ends three trading days after the order is filled in its entirety. As to equity securities and debt instruments, this prohibition only applies to issuers with a market capitalization of less than $5bn USD.; and

•	You are prohibited from acquiring securities in an initial public offering (“IPO”).

For the Firm’s complete policies and procedures regarding your personal trading obligations, refer to the Firm’s North America Personal Trading Policy.

Outside Business Activities

Outside business activities, including directorships, employment, and other business activities and affiliations outside of the Firm often result in potential conflicts of interest. In general, you must obtain approval from Compliance through Employee Compliance prior to undertaking certain activities, so that a determination may be made whether the activities interfere with any of your or the Firm’s responsibilities and so that any potential conflicts may be addressed.

Outside Business Activities include, but are not limited to:

•	Any agreement to be employed or compensated by any person or entity, other than the Firm and its affiliates;

•

Any participation in an ongoing for-profit venture, including, for example, assisting or consulting with an internet or crypto start-up company; acquiring residential or commercial real estate for non-personal use with the primary intent to generate rental income (but periodic rentals of an associate’s primary or vacation home would not be considered an Outside Business Activity); or participating in marketing, underwriting, or offering of securities outside of the Firm;

•	Any agreement to serve as an officer, director, or partner (or in a similar capacity) of another business or organization, including a non-profit organization or a housing or business co-op; and

•	Any agreement to serve on the finance, investment, or comparable committee of any organization, including a non-profit organization or a housing or business co-op.

For the avoidance of doubt, volunteering your time, including volunteering with a non-profit or charitable organization does not need to be disclosed (but see above pre-approval requirement for serving as an officer or director of such organizations).

For the Firm’s complete policies and procedures regarding outside business activities, refer to the Firm’s Global Outside Business Activities Policy.

Political Contributions

This section applies only to U.S. citizens, including U.S. permanent residents (green-card holders) and U.S. citizens living abroad.

Several laws, rules, and regulations (commonly known as “pay-to-play” laws) place certain restrictions on investment advisers and their employees who provide advisory services to certain government entities and elected officials.

In general, you must obtain approval from Compliance through Employee Compliance prior to the date of any intended political contributions that you, your spouse, or any dependent child wish to make or solicit, directly or indirectly.

Specifically, you are prohibited from making contributions to any candidate for, or elected incumbent of, any state or local political office, including:

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•	Contributions to any candidate for, or elected incumbent of, a state or local political office (e.g., Governor, Mayor, Treasurer, Comptroller, etc.); and

•	Contributions to a candidate for a federal political office who currently holds a state or local political office (e.g., the Governor of Pennsylvania who is running for U.S. Senate).

Further, at time of hire, U.S. associates are required to disclose all political contributions for the previous two calendar years before their start date.

For the Firm’s complete policies and procedures regarding political contributions, refer to the Firm’s U.S. Political Contributions Policy.

Gifts and Entertainment

It is the Firm’s policy to earn business based on the quality of our products and services, and to select and manage our service providers on the same basis. Accordingly, you should not provide or solicit gifts, entertainment, or other items of value for the purpose of unduly influencing the recipient’s judgment or in return for any business, service, or confidential information. This applies to gifts, entertainment, events, and charitable contributions.

The Firm is subject to various regulatory and industry organizations that have policies and rules that should be considered when giving or receiving gifts and entertainment. You should also be aware that many Firm clients and prospects (notably, government plans, Taft-Hartley/Union plans, and plans subject to ERISA) have their own strict policies on the giving and receiving of gifts, entertainment, and other contributions.

You should be prepared to discuss these policies with Firm clients or prospects before arranging entertainment or providing gifts. In addition, individual business units may impose additional or more restrictive requirements than those set forth in this Code due to specific regulatory requirements or management decisions to apply stricter standards than those required by law or regulation.

Gifts and entertainment provided or received is subject to reporting and preclearance, dependent on the gift or event’s market value.

For the Firm’s complete policies and procedures regarding gifts and entertainment, refer to the Firm’s Global Gifts & Entertainment Policy.

Training and Education

Compliance periodically provides training and education regarding the Code, other Firm policies, and other relevant industry and regulatory topics. You are required to attend all training sessions and read any applicable training materials provided.

Completing required compliance training is considered a part of each associate’s Global Citizen Goal, which impacts your overall annual performance evaluation. Failure to complete required compliance training is considered a violation of the Code and will be addressed in the same manner as any other violation.

Administration of the North America Code of Ethics

Use of the North America Code of Ethics

This Code is intended for use by associates in connection with their job-related duties. Clients, prospective clients, and other persons or entities outside of the Firm may request copies of the Code from time to time. You must obtain approval from Compliance prior to distributing this Code to anyone outside of the Firm.

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GLOBAL PERSONAL TRADING POLICY

FOR INTERNAL USE ONLY

GLOBAL COMPLIANCE POLICY – FEBRUARY 2026

Overview

Russell Investments (the “Firm”) has adopted this Global Personal Trading Policy (the “Policy”), which supplements the Global Code of Conduct (the “Code”) and your regional Code of Ethics or conduct procedures, as applicable. This Policy is designed to ensure that your personal trading and investing activities are conducted lawfully, transparently, and in a manner consistent with the Firm’s regulatory and ethical expectations.

Certain terms that are Capitalized and Italicized in this Policy are defined in the Glossary.

For quick guidance, see:

•	Appendix A – Examples and Guidance for a concise, but non-exhaustive, listing of the requirements under this Policy.

•	Appendix B – FAQs for answers to frequently asked questions.

While this Policy provides a global baseline, certain jurisdictional restrictions or exceptions may also apply. See Appendix C – Jurisdictional Requirements for more information.

This Policy is intended as a general framework and is not exhaustive. You should contact your regional Compliance team for additional clarifications or support.

Scope

Associates

This Policy applies to all Associates, which include all Firm officers, directors, employees, interns and contingent workers who have been designated by Compliance as subject to the Code.

Immediate Family Members

This Policy also applies to your Immediate Family Members. This includes your financial dependents or any person sharing your household, as well as any person for which you have a direct or indirect Beneficial Interest in their accounts or securities.

Immediate Family Members are most often spouses, domestic partners, minor children, or other financial dependents.

See the Glossary for a complete definition of Immediate Family Members and Beneficial Interest, and Appendix B –FAQs for additional guidance.

Personal Transactions

This Policy applies to Personal Transactions, which includes any transaction in a financial instrument that is carried out by or on behalf of an Associate or Immediate Family Member, outside the Associate’s normal job responsibilities for the Firm.

For the purposes of this Policy, reference to trades, trading, or transactions refers to Personal Transactions, whether carried out directly or indirectly.

See the Glossary for a complete definition of Personal Transaction.

Reportable Accounts

You must disclose all Reportable Accounts in ACA ComplianceAlpha within 10 calendar days of joining the Firm. For any new Reportable Account, disclosure must be made within 10 calendar days of opening the account or before your first trade – whichever comes first.

In general, a Reportable Account is any investment or brokerage account in which you or your Immediate Family Member has a direct or indirect Beneficial Interest, and that is capable of holding Reportable Securities (even if the account does not currently hold Reportable Securities).

Examples of common types of Reportable Accounts include:

•	Individual and jointly held investment or brokerage accounts

•	Retirement and pension-style accounts (e.g., IRAs, personal pension accounts, superannuation accounts)

•	Custodial/minor accounts (e.g., UGMA/UTMA accounts, bare trust accounts)

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•	Trust and estate accounts

•	Entity accounts (e.g., corporation, partnership, LLC, foundation accounts)

•	Other employee benefit accounts (e.g., health savings accounts)

The most common types of Reportable Securities include:

•	Stocks

•	Corporate and municipal bonds

•	Closed-end funds (also referred to as investment trusts)

•	Exchange-Traded Funds (ETFs)

•

Firm-Managed Funds, which are funds for which the Firm serves as an investment manager, sponsor, or adviser, including third party funds for which the Firm serves as a sub-adviser, whether open- or closed-end

•	Private Securities

•	Derivatives (e.g., options) on Reportable Securities

Reportable Securities generally do not include: Open-end mutual funds (except Firm-Managed Funds), money market instruments, currencies (including cryptocurrencies), and physical commodities.

See the Glossary for a complete definition of Reportable Accounts and Reportable Securities and Appendix A – Examples and Guidance for additional information.

Retirement Plan Accounts

Firm-Sponsored Retirement Plan Accounts are accounts established for an Associate through a retirement, pension, or similar long-term savings plan sponsored or maintained by the Firm. Examples include accounts held through the Russell Investments Retirement Plan in the United States, the Russell Investments Retirement Savings Plan in EMEA, and the Russell Investments Master Trust in APAC.

Most Firm-Sponsored Retirement Plan Accounts offer a standard, limited investment lineup consisting of open-end Firm-Managed Funds and/or other open-end funds selected by the Firm. These accounts do not permit, and are not capable of, holding Reportable Securities other than open-end Firm-Managed Funds and are not considered Reportable Accounts.

However, if a Firm-Sponsored Retirement Plan Account includes a self-directed brokerage feature or similar option that allows an Associate to independently select Reportable Securities beyond the standard fund lineup, the account is considered a Reportable Account and is subject to applicable reporting and pre-clearance requirements.

The same principles apply to retirement or pension accounts not sponsored or maintained by the Firm, including accounts from a previous employer or accounts held by an Immediate Family Member through their employer. If the account is capable of holding Reportable Securities, it is considered a Reportable Account.

See Appendix B – FAQs or contact your regional Compliance team for additional guidance.

Managed Accounts

A Managed Account is any account for which you or your Immediate Family Member have delegated full discretion and trading authority to a third party (e.g., an investment manager or robo-advisor).

Managed Accounts are Reportable Accounts. Trades in Managed Accounts are generally exempt from the pre-clearance requirement and other requirements and restrictions discussed below.

When you report a Managed Account, you will be required to identify the third-party manager and provide supporting documentation – such as a discretionary authority letter or a copy of your investment management agreement.

Associates with Managed Accounts must certify annually that they and their Immediate Family Members did not suggest or direct trading in the account during the year.

Direct Feed Brokers

You are required to maintain your Reportable Accounts with Direct Feed Brokers.

Direct Feed Brokers provide automated trade and holdings data to ACA ComplianceAlpha through direct electronic data feeds. If you or your Immediate Family Members have a Reportable Account with a non-Direct Feed Broker, you must either transfer the account to a Direct Feed Broker or close it within 60 days.

This requirement does not apply to Managed Accounts.

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Any exceptions to this requirement must be approved in writing by the Firm’s Global Chief Compliance Officer. If you receive an exception, you will be subject to additional monitoring and reporting requirements.

Brokerage providers in certain jurisdictions do not have direct feed capabilities and rely on other methods of reporting. Associates in these jurisdictions are also exempt from this requirement – for more details, please refer to Appendix C – Jurisdictional Requirements.

If you would like a list of the current Direct Feed Brokers you may request a copy from your regional Compliance team.

Initial and Annual Holdings Reports

You must report all Reportable Securities holdings in Reportable Accounts in ACA ComplianceAlpha within 10 calendar days of becoming employed by the Firm and at least annually thereafter.

Initial holdings typically require manual submission in ACA ComplianceAlpha. In most cases, your holdings will subsequently be updated automatically via the Direct Feed Broker. However, you are still responsible for reviewing your accounts, holdings, and transactions regularly and will be required to certify to their accuracy on an annual basis.

If you receive an exception to the Direct Feed Broker requirement, you will be required to submit your annual holdings reports manually. You are responsible for updating your accounts, holdings, and transactions regularly to ensure accuracy.

This requirement does not apply to holdings in Managed Accounts.

Quarterly Transactions Reports

You must report all Reportable Securities transactions in Reportable Accounts in ACA ComplianceAlpha within 30 calendar days of each quarter end.

In most cases, quarterly transactions reports are completed automatically via the Direct Feed Broker, but you are responsible for reviewing your accounts, holdings, and transactions regularly for accuracy.

If you receive an exception to the Direct Feed Broker requirement, you will be required to submit your quarterly transactions reports manually. You are responsible for updating your accounts, holdings, and transactions regularly to ensure accuracy.

This requirement does not apply to transactions in Managed Accounts.

Trade Pre-Clearance

You must pre-clear all transactions in Reportable Securities for yourself and your Immediate Family Members via ACA ComplianceAlpha before placing trades.

This pre-clearance requirement does not apply to:

•	Transactions in Managed Accounts

•	Broad-based/index ETFs and options on broad-based/index ETFs

•	Open-end Firm-Managed Funds (including Firm-managed ETFs) and options on open-end Firm Managed Funds

•	Involuntary actions (e.g., vested deferred stock compensation, automatic dividend reinvestments, corporate actions)

Pre-clearance is still required for single-stock ETFs, options on single stock ETFs and closed-end Firm-Managed Funds (e.g., Interval funds).

While transactions involving broad-based/index ETFs and open-end Firm-Managed Funds (including Firm-managed ETFs) are exempt from pre-clearance requirements, they are still considered Reportable Securities and must be included in your holdings and transactions reports.

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How to Pre-Clear

Follow the steps below to pre-clear and receive approval:

1.

Submit Pre-Clearance Request: Submit a pre-clearance request in ACA ComplianceAlpha with the required transaction details. For Private Securities, use the Private Securities Transaction request form in ACA ComplianceAlpha.

2.

Wait for notification of approval: Do not place a trade until you have received an approval via email. Approvals are valid until the end of the next trading day (T+1). If the transaction is not executed within that window, you must re-submit your request.

3.	Denials: If your request is denied, you may not execute the transaction.

See Appendix B – FAQs for additional guidance regarding pre-clearing open orders (e.g., limit orders, stop orders, and Good-Til-Cancelled (GTC) orders) and options trades.

Trading Restrictions and Prohibitions

30-Day Holding Rule

Trades in Reportable Securities are subject to a 30-day minimum holding period.

A 30-day holding period helps prevent speculative short-term trading, reduces potential overlap with Firm or client transactions, and supports effective compliance oversight and ethical investing practices. Short-term trading means buying and then selling (or selling and then buying) the same Reportable Security within 30 calendar days. This rule applies even if the transactions occur in separate accounts and regardless of tax lots (i.e., the most recent previous transaction of the security will be considered against any subsequent transactions in that same security).

This rule also applies to options on Reportable Securities. See Appendix B – FAQs for additional guidance.

This 30-day holding rule does not apply to:

•	Transactions in Managed Accounts

•	Broad-based/index ETFs and options on broad-based/index ETFs

•	Open-end Firm-Managed Funds (including Firm-managed ETFs) and options on open-end Firm Managed Funds

•	Involuntary actions (e.g., vested deferred stock compensation, automatic dividend reinvestments, corporate actions)

You may sell a security prior to the end of the 30-day holding period if the price of the security has declined by more than 10% from your purchase price, subject to prior approval by your regional Compliance team. Additional exceptions may be granted in limited circumstances, including circumstances involving tax-related considerations

(e.g., year-end tax-loss harvesting).

Restricted List and Blackout Periods

The Firm maintains a Restricted List of securities and issuers for which trading is prohibited. Any pre-clearance requests to trade any security on the Restricted List will be denied.

Subject to certain exceptions, you are generally prohibited from trading a Reportable Security that is being traded by the Firm on behalf of a client or fund and has market capitalization under $5 billion USD. Any pre-clearance requests for any security for which the Firm has an open order will be denied. This prohibition ends one trading day after the Firm’s order is filled.

IPOs and SPAC Offerings

You must pre-clear any acquisition of securities in an Initial Public Offering (“IPO”) or Special Purpose Acquisition Company (“SPAC”). Acquisition of shares in an IPO or SPAC is subject to Compliance review and approval.

You are generally prohibited from acquiring securities in U.S. IPOs or SPACs. This applies to all Associates, regardless of location, if the issuer is U.S.-domiciled. Limited exceptions may apply (e.g., if the securities are acquired as employee compensation from the issuing company).

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Insider Trading

You are strictly prohibited from using or sharing confidential information, including Material Non-Public Information (“MNPI”), for any personal trading activity. If you obtain MNPI, you must notify your regional Compliance team immediately and follow the Firm’s Global Prevention of Insider Trading Policy.

Trading in Firm-Managed Funds

You are strictly prohibited from trading in any Firm-Managed Funds on the basis of any material, non-public, confidential, or otherwise sensitive information relating to such fund.

Although pre-clearance is not required for transactions in open-end Firm-Managed Funds, you remain subject to all applicable restrictions regarding the use of material, non-public information. The absence of a pre-clearance requirement does not diminish your obligations under applicable insider trading laws, fiduciary duties, or the Codes and the Firm’s Global Prevention of Insider Trading Policy.

For further information, please refer to the Global Prevention of Insider Trading Policy.

Excessive Trading

Excessive trading, as determined by Compliance in its sole discretion, is prohibited, as it may interfere with job performance and the duty of care and loyalty to the Firm’s clients. If you anticipate a large number of transactions (e.g., an account rebalance), please notify your regional Compliance team in advance.

Violations

Failure to comply with this Policy is a serious matter. Violations may expose you and the Firm to regulatory or other legal consequences and may result in disciplinary action, depending on the nature and severity of the violation.

Examples of violations of this Policy include (but are not limited to):

•	Executing a transaction without pre-clearance

•	Failing to disclose all Reportable Accounts

•	Failing to submit initial, annual, or quarterly reports on time

•	Trading in prohibited securities

•	Violating the 30-day holding rule

Compliance will review all potential violations and may take remedial measures such as reversing trades or profits, imposing additional monitoring, or escalating to senior management.

If you have any questions regarding this Policy, please contact your regional Compliance team.

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Appendix A – Examples and Guidance

The tables below include non-exhaustive lists to be used for reference. Additional jurisdictional requirements may apply – contact your regional Compliance team for additional guidance.

Reportable Accounts

ACCOUNT		REPORTABLE ACCOUNT?

Brokerage accounts (including retirement, custodial, trust, legal entity, and health savings accounts)		Yes

Managed Accounts		Yes

Education savings accounts that can invest in Reportable Securities		Yes

Employee stock purchase or ownership plan accounts		Yes

Self-directed Firm-Sponsored Retirement Plan Accounts		Yes

Other Firm-sponsored employee benefit accounts that can invest in Reportable Securities (e.g., HSAs)		Yes

Firm-Sponsored Retirement Plan Accounts with no self-directed brokerage feature		No

Cash management accounts that cannot hold Reportable Securities		No

Cryptocurrency-only accounts		No

Reporting and Pre-Clearing Securities
SECURITY	REPORTABLE SECURITY?	PRE-CLEAR?

Stocks (common, preferred, rights, warrants)	Yes	Yes

Bonds (corporate, municipal, convertible, notes)	Yes	Yes

Closed-end funds, including closed-end Firm-Managed Funds	Yes	Yes

Options on Reportable Securities	Yes	Yes

ETPs holding securities (including Exchange-Traded Notes (ETNs) and ETCs structured as debt instruments)	Yes	Yes

Single-stock ETFs	Yes	Yes

Private Securities	Yes	Yes

Open-end Firm-Managed Funds held in a Reportable Account	Yes	No

Open-end Firm-Managed Funds held in a self-directed Firm-Sponsored Retirement Plan Account	Yes	No

Non-Firm ETFs (excluding single-stock ETFs)	Yes	No

Exchange-Traded Products (ETPs) that do not hold securities (including physically-backed Exchange-Traded Commodities (ETCs))	Yes	No

Open-end Firm-Managed Funds held in a traditional Firm-Sponsored Retirement Plan Account	No	No

Non-Firm open-end mutual funds	No	No

Federal or National Government Bonds (e.g., U.S. Treasuries, UK Gilts, Japanese Government Bonds, German Bunds)	No	No

Money market instruments (e.g., money market funds, bankers’ acceptances, bank certificates of deposit, commercial paper)	No	No

Commodities and futures on commodities	No	No

Currencies (including cryptocurrencies) and futures on currencies	No	No

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Appendix B – FAQs

Immediate Family Members

Q:	I live with my parents. Are they considered “Immediate Family Members”?

A:

Generally, no. Just living with your parents does not automatically make them Immediate Family Members for the purposes of this Policy. Unless they are your financial dependents or you direct or influence the trading in their accounts, they are not subject to this Policy.

Remember: you are prohibited from disclosing confidential information – including information about the Firm’s trading and investment activities or MNPI – to your parents or any other household members.

If you are unsure about your specific situation, please contact your regional Compliance team.

Q:	I live with roommates. Are they part of my household or considered “Immediate Family Members”?

A:

Typically, no. The definition of your “household” has to do with financial ties, not necessarily the people you physically live with. Unless your roommates are your financial dependents or you direct or influence the trading in their accounts, they are not considered Immediate Family Members and are not subject to this Policy.

Remember: you are prohibited from disclosing confidential information – including information about the Firm’s trading and investment activities or MNPI – to your roommates or any other household members.

If you are unsure about your specific situation, please contact your regional Compliance team.

Q:	I have accounts that are held in the name of a legal entity (e.g., an LLC or a trust), are those accounts covered by this Policy?

A:

Yes. Legal entities that you own or control are in scope because you have a Beneficial Interest in their accounts and securities. Any accounts in the name of or held by such entities are considered Reportable Accounts and must be reported in ACA ComplianceAlpha and trades must be pre-cleared.

If you are unsure about a specific legal entity or situation, please contact your regional Compliance team.

Russell Retirement and Other Employee Benefit Plan Accounts

Q:

I have a self-directed brokerage account under the Schwab Personal Choice Retirement Account (PCRA) program offered through the Russell Investments 401(k) in the US. Do I need to disclose this account and pre-clear trades?

A:

Yes. PCRA accounts are Self-Directed Retirement Plan Accounts because they permit investments in Reportable Securities beyond the Firm-Managed Funds and other open-end mutual funds selected by the Firm. As a result, PCRA accounts are considered Reportable Accounts and must be disclosed in ACA ComplianceAlpha. Trades executed in a PCRA account are subject to applicable reporting and pre-clearance requirements.

The broker used for PCRA accounts is Charles Schwab Investments, which is a Direct Feed Broker.

Q:	I have a self-directed brokerage account offered through the health savings account (HSA) sponsored by Russell Investments. Do I need to disclose this account and pre-clear trades?

A:

Yes. The Firm-sponsored HSA accounts allow investments in Reportable Securities once they reach a certain dollar threshold. If you choose to select the self-directed account option, you must disclose the account in ACA ComplianceAlpha and pre-clear any trades.

The broker used for self-directed HSA accounts is DriveWealth, which is a Direct Feed Broker.

Non-Russell Retirement Plan Accounts

Q:	I have a retirement plan account from a previous employer. Do I need to disclose this account in ACA ComplianceAlpha and pre-clear trades?

A:

Typically, no. Most retirement plan accounts are not capable of holding Reportable Securities and only give participants a limited slate of open-end mutual funds as investment options (e.g., target date funds). Open-end mutual funds (including Firm-Managed Funds, in this context) are not Reportable Securities. Thus, these accounts do not need to be disclosed in ACA ComplianceAlpha.

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However, if the account is capable of holding Reportable Securities (even if the account does not currently hold any Reportable Securities), the account must be reported in ACA ComplianceAlpha and trades involving Reportable Securities must be pre-cleared.

Non-Reportable Accounts

Q:	What types of accounts am I not required to report?

A:	Any accounts not capable of holding Reportable Securities do not need to be reported. These typically include:

•	Traditional employee benefit accounts (i.e., accounts that only hold open-end mutual funds), including Firm-Sponsored Retirement Plan Accounts with no self-directed brokerage feature or similar option

•	Education savings accounts (e.g., 529 plans) not capable of holding Reportable Securities

•	Mutual fund-only accounts held directly with the issuer

•	Cryptocurrency-only accounts

For further guidance, please reach out to your regional Compliance team.

Stock Grants and Restricted Stock Units (RSUs)

Q:	I have an account that holds and receives stock grants or RSUs from a previous employer. Do I need to report the account in ACA ComplianceAlpha and pre-clear trades?

A:	Accounts holding stock grants or RSUs are considered Reportable Accounts because they are capable of holding Reportable Securities and must be disclosed in ACA ComplianceAlpha.

However, stock grants or RSUs are viewed as compensation, not investments. Grants or vesting events are not viewed as “purchases” of the stock, and do not need to be pre-cleared. Accordingly, subsequent sales of stock within the account also do not need to be pre-cleared.

To ensure proper treatment of the account, you will be required to complete the Employee Stock Plan Form and certify annually that you did not direct trading in the account during the year other than sales of the granted stock or RSUs.

Employee Stock Purchase Plans (ESPPs)

Q:

My spouse participates in an ESPP as a form of employee compensation through their employer. Shares are purchased automatically in their account through the plan and then we choose when to sell. Do I need to report these in ACA ComplianceAlpha and pre-clear trades?

A:	Accounts held through ESPPs are considered Reportable Accounts because they are capable of holding Reportable Securities and must be disclosed in ACA ComplianceAlpha.

However, ongoing automatic vesting or acquisitions of stock through an ESPP in accordance with a predetermined schedule and allocation, as well as subsequent sales, do not need to be pre-cleared.

You will be required to complete an Employee Stock Plan Form and certify annually that neither you nor your spouse directed trading in the account during the year other than sales of the stock received through the ESPP.

Q:

My spouse purchases shares of the company they work for through a discretionary or non-qualified ESPP. They can purchase and sell shares at any time. Do I need to report the account in ACA ComplianceAlpha and pre-clear trades?

A:	Yes. Accounts held through ESPPs are considered Reportable Accounts because they are capable of holding Reportable Securities and must be disclosed in ACA ComplianceAlpha.

When the plan allows your spouse to make discretionary trades, rather than granting or purchasing shares automatically in accordance with a predetermined schedule and allocation, the trades must be pre-cleared.

Open Orders

Q:	If I want to keep an open order (e.g., Good-Til Cancelled (GTC) order, limit order, stop order) with my broker, how do I stay compliant?

A:

Pre-clearance approvals are only valid until the close of the next trading day (T+1). If you wish to keep an open order with your broker, you must re-submit the pre-clearance request daily until the order is executed. If the request is denied, you must cancel the open order.

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It is recommended that you use day orders when trading to avoid inadvertent violations of the pre-clearance requirements.

Options

Q:	Do I need to pre-clear options trades?

A:	Yes, but only for options on Reportable Securities that require pre-clearance. For example, options on stocks require pre-clearance, but options on indices and broad-based/index ETFs do not.

Please note: should you choose to exercise an option, you will need to pre-clear that transaction as well (in addition to the original purchase of the option contract).

All options transactions are subject to the same restrictions as other Reportable Securities (e.g., blackout periods when the Firm is trading the same option or underlying security). If you wish to exercise or sell an option, it is recommended you submit your pre-clearance request with sufficient lead time before the option’s expiration date, to avoid unintended losses should your pre-clearance request be denied. Exercising an option is a different type of transaction than a typical buy or sell and should be marked as such on the pre-clearance request in ACA ComplianceAlpha.

Q:	Are options subject to the 30-day holding rule?

A:	Yes. A purchase or sale of an options contract is treated the same as a purchase or sale of the underlying security.

Here’s how the rule applies to call and put options:

Call options: Buying or exercising a call option is treated like buying the underlying security.

•	A request to buy an XYZ call option would be denied if you had sold any XYZ stock within the last 30 days.

•	A request to sell an XYZ call option would be denied if you had purchased any XYZ stock within the last 30 days.

•	A request to exercise an XYZ call option would be denied if you had sold any XYZ stock in the last 30 days.

Put Options: Buying or exercising a put option is treated like selling the underlying stock.

•	A request to buy an XYZ put option would be denied if you had purchased any XYZ stock in the last 30 days.

•	A request to sell an XYZ put option would be denied if you had sold any XYZ stock in the last 30 days.

•	A request to exercise an XYZ put option would be denied if you had purchased any XYZ stock in the last 30 days.

Prediction Markets

Q:	I have a prediction market account (e.g., Kalshi, Polymarket) – is this a Reportable Account, and am I required to pre-clear trades made in the account?

A:

Prediction market accounts generally do not hold Reportable Securities, and thus are usually not classified as Reportable Accounts. However, you are still expected to comply with the general principles of this policy when trading in the account, including the prohibitions on insider trading and excessive trading.

Prediction markets are a new and rapidly evolving type of financial marketplace. The instruments traded on these markets, as well as the regulatory frameworks governing them, continue to change quickly. Accordingly, you should take continual measures to ensure that any trading activity conducted on prediction markets complies with this and other Firm policies.

If you are uncertain about how your prediction market trading activity is governed by this policy, please contact your regional Compliance team.

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Cryptocurrency Accounts

Q:	I have a cryptocurrency (e.g. Coinbase) account in which I can only trade cryptocurrencies – I didn’t opt in to the other trading features. Is this a Reportable Account?

A:

Cryptocurrencies are not Reportable Securities, and thus an account that can only trade cryptocurrencies is not a Reportable Account. However, these accounts are continually evolving as products, and you should be mindful of any changes to the account’s features or capabilities. If the account gains the ability to trade Reportable Securities it will become a Reportable Account, and must be disclosed.

Q:	My cryptocurrency account technically gives me the ability to trade stocks and ETFs, but I don’t use it to do that – my only holdings in the account are crypto. Is this a Reportable Account?

A:

Yes – this would still be considered a Reportable Account. Any account capable of holding Reportable Securities must be disclosed – even if the account currently does not hold any Reportable Securities.

Tax Loss Harvesting

Q:	What is tax loss harvesting and is it permitted under the 30-day holding rule?

A:

Tax loss harvesting refers to selling a security at a loss in order to realize a capital loss for tax purposes. The Policy generally requires a 30-day minimum holding period for Reportable Securities. However, Compliance may grant a limited exception to the 30-day holding rule in connection with bona fide year-end tax loss harvesting, subject to prior written approval.

This exception is not automatic. You must contact your regional Compliance team and obtain approval before executing the transaction.

Q:	If I receive approval for tax loss harvesting, can I immediately repurchase the same security?

A:	No. Approval to sell a security for tax loss harvesting does not permit you to repurchase the same security in a manner that would violate the 30-day holding rule or other Policy restrictions.

The 30-day holding rule applies across all of your Reportable Accounts. You may not sell a security in one account and repurchase the same security in another account within 30 calendar days.

If you wish to maintain market exposure after harvesting a loss, you may request pre-clearance to purchase a different security that is not the same and is not considered substantially identical. However:

•	The transaction remains subject to all pre-clearance requirements.

•	The security must not be on the Restricted List or subject to blackout.

•	You must review recent transactions across all of your accounts before submitting a pre-clearance request.

•	Any exception to the 30-day holding rule for tax loss harvesting requires prior written approval from your regional Compliance team and is not automatic.

Capital Gains Allowance (EMEA Only)

Q:	Can I sell a security for the purpose of realising a gain in order to take advantage of a capital gains allowance, and then buy the security back within the 30-day holding period?

A:

For EMEA countries that operate a capital gains tax allowance, this is permitted. However, an associate wishing to take advantage of this exemption should discuss with EMEA Compliance first to ensure that the reason for trading is understood, that it doesn’t breach preclearance requirements, and to ensure that any resulting holdings period breach in ACA can be appropriately managed.

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Appendix C – Jurisdictional Requirements

This Policy applies globally. However, certain countries have additional restrictions and/or exceptions. If you are located in one of the following jurisdictions, these requirements apply to you in addition to the global standards above.

China

•	Associates located in China must comply with the Administration Measures for Reporting of Securities Trading by Associates, which requires enhanced reporting of securities transactions.

•	Associates located in China who wish to invest in Firm-Managed Funds managed by Russell Investments China are subject to a 6-month holding rule (rather than 30 days).

•	Since Direct Feed Brokers are not available in China, Associates located in China are exempt from the requirement to maintain their accounts with Direct Feed Brokers.

EMEA

•

For Associates located in EMEA, this Policy is intended to support compliance with applicable personal account dealing, conflicts of interest, and market abuse requirements, including but not limited to:

•	MiFID II (EU 2014/65) – Conflicts of Interest

•	Market Abuse Regulation (EU 596 2014)

•	MiFID Delegated Regulation (EU 2017/565)

•	For Associates located in Dubai, the following instruments are considered Reportable Securities and require pre-clearance (even if globally exempt):

•	Market index instruments (ETFs, mutual funds, or derivatives tracking an index)

•	High-quality, short-term non-government debt instruments, including repos

•	Spread bets are prohibited for Associates located in Dubai.

Japan

•

Associates located in Japan are prohibited from engaging in short sales, margin trades, options trades, initial public offerings, and securities-related derivative transactions (except equity index futures).

•	Portfolio managers and co-portfolio managers are subject to a 6-month holding rule (rather than 30 days).

•	Since Direct Feed Brokers are not available in Japan, Associates located in Japan are exempt from the requirement to maintain their accounts with Direct Feed Brokers.

Australia and New Zealand

•

Since Direct Feed Brokers are not available in Australia or New Zealand, Associates located in Australia or New Zealand are exempt from the requirement to maintain their accounts with Direct Feed Brokers.

Other Jurisdictions

•	Additional restrictions may apply based on local laws and regulations. If you are unsure, consult with your regional Compliance team before trading.

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Glossary

Associate	All Firm officers, directors, employees, interns and contingent workers who have been designated by Compliance as subject to the Global Code of Conduct.

ACA ComplianceAlpha	The technology vendor used by the Firm to monitor Associates’ personal activities, including personal securities transactions, outside activities, gifts and entertainment, political contributions, and other activities.

Beneficial Interest	In general, a person has a beneficial interest in an account or security if they, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the account or security.

Direct Feed Broker	Brokers that have established direct electronic data feeds to ACA ComplianceAlpha.

Firm-Managed Fund	Any fund or pooled vehicle for which the Firm serves as an investment manager, sponsor, or adviser, including third party funds and other pooled vehicles for which the Firm serves as sub-adviser.

Firm-Sponsored Retirement Plan Account

Any account established for an Associate through any retirement, pension, or similar long-term savings plan sponsored or maintained by the Firm, including accounts held directly or through a master trust or similar pooled vehicle.

Firm-Sponsored Retirement Plan Accounts include accounts established through the following plans:

•

APAC: Russell Investment Master Trust

•

Canada: Russell Investments Canada Limited Pension Plan

•

EMEA: Russell Investments Retirement Savings Plan

•

Japan: Japan Defined Contribution Pension Plan

•

United States: Russell Investments Retirement Plan

Immediate Family Member	Any person sharing the same household as an Associate (including spouses or domestic and civil partners, children (including those who may be temporarily living away for college/boarding school), grandchildren, siblings, parents, grandparents, relatives-in-law, step relative, adoptive relative, legal guardian), or any other person for which an Associate has Beneficial Interest in their accounts or securities.

Managed Account	Any account for which an Associate or their Immediate Family Member has fully delegated trading authority to a third party (e.g., an investment manager or robo-advisor). If the Associate or their Immediate Family Member retains any trading or investment authority or discretion over the account (even if done sporadically), the account is not considered a Managed Account.

Personal Transaction

Any transaction in a financial instrument that is effected by or on behalf of an Associate, or by or on behalf of an Immediate Family Member, outside the scope of the Associate’s normal job responsibilities for the Firm.

Personal Transactions include, without limitation, transactions effected:

•

in the Associate’s own account;

•

in the account of an Immediate Family Member; or

•

in any account or arrangement in which the Associate has a direct or indirect Beneficial Interest, or otherwise has a direct or indirect personal financial interest in the outcome of the transaction, in the outcome of the transaction.

Private Security	Any offering of securities not registered or publicly available, including private funds, hedge funds, private partnerships, private REITs, limited offerings, or crowdfunding (if your contribution provides you an equity stake in return).

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Reportable Account	Any account in which an Associate has direct or indirect Beneficial Interest (including any accounts of Immediate Family Members) that can hold Reportable Securities (even if the account does not currently hold Reportable Securities).

Reportable Security	Any financial instrument, product, or investment interest, including but not limited to:

• Equities: Common and preferred stock, American Depositary Receipts (ADRs), Global Depositary Receipts (GDRs), transferable shares, and similar equity instruments.

• Fixed Income: Municipal bonds, corporate bonds, supranational bonds, convertible bonds, notes, convertible notes, debentures, and similar fixed income instruments.

•

Funds and Pooled Vehicles: Firm-Managed Funds, closed-end funds, exchange-traded funds (ETFs), superannuation funds, investment trusts, Venture Capital Trusts (VCTs), Business Development Companies (BDCs), and similar funds and pooled vehicles.

•

Private Securities: Private placements, limited offerings, hedge funds, private equity, real estate investment trusts (REITs), private partnerships, investment partnerships, equity/investment-based crowdfunding, and any other unregistered or off-market securities.

•

Other Interests: Warrants, rights, fractional undivided interests in oil, gas, or mineral rights, installment receipts, participation interests in profit-sharing or similar agreements, certificates of deposit for a security, collateral trust certificates, and evidence of indebtedness.

•

Derivatives and Structured Products: Any derivative or structured product (futures, forwards, swaps, options, contracts for difference, spread bets, straddles, or privileges) on any Reportable Security or narrow-based index.

Reportable Securities do not include:

• Federal or national government securities (e.g., U.S. Treasuries, UK Gilts, Japanese Government Bonds, German Bunds)

• Open-end funds (except Firm-Managed Funds)

• Currency (including cryptocurrencies)

• Physical commodities (e.g., gold, oil, real estate)

• Bank certificates of deposit (CDs)

• Bankers’ acceptances

• Commercial paper

• Unit investment trusts on open-end funds (except Firm-Managed Funds)

• Derivatives or structured products (futures, forwards, swaps, options, contracts for difference, spread bets, straddles, or privileges) on any of the foregoing.

Note: The examples above are illustrative and do not represent an exhaustive list of all possible financial instruments or investment products. If you are uncertain whether a particular instrument is considered a Reportable Security, please consult with your regional Compliance team.

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